AMENDING AGREEMENT NO. 1

This is an amending agreement made as of December 15, 1998 among Philip Services Corp. ("PSC"), Foothill Partners, L.P. ("Foothill"), American Real Estate Holdings, L.P. ("AREH") and High River Limited Partnership ("High River").

WHEREAS, PSC on behalf of itself and each of its affiliates (collectively, "Affiliates"), Foothill, AREH and High River entered into an agreement dated as of November 19, 1998 (the "Standstill Agreement") regarding the terms and conditions for a prepackaged plan or reorganization for PSC and its Affiliates;

WHEREAS, the parties have agreed to amend the terms of the Standstill Agreement.

NOW THEREFORE this amending agreement witnesseth that in consideration of the mutual covenants and agreements contained in this amending agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PSC, Foothill, AREH and High River agree as follows:

1)       Amendment

         The Standstill Agreement is amended by deleting the date "December 15, 1998" from the second paragraph of the section titled "Standstill and Efforts to Consummate" and from the second paragraph of the section titled "Termination Events" and replacing it in both places with the date "January 8, 1999".

2)       General

         This amending agreements amends the Standstill Agreement. This amending agreement and the Standstill Agreement shall be read, interpreted, construed and have effect as and shall constitute one agreement with the same effect as if the amendments made by this amending agreement had been contained in the Standstill Agreement as of the date of this amending agreement. This amending agreement shall be governed by the laws o f the State of Delaware, without giving effect to the choice of law provisions thereunder. Other than as set forth in Paragraph 1 hereof, the Standstill Agreement remains in full force and effect. This amending agreement may be executed in one or more counterparts, each of which shall be deemed an original and all counterparts together shall constitute one and the same instrument.

         AGREED, ACKNOWLEDGED and ACCEPTED as of the date first written above.

         PHILIP SERVICES CORP.                   FOOTHILL PARTNERS III, L.P.


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         By:                                     By:
         Its:                                    Its:

         AMERICAN REAL ESTATE HOLDINGS, LP.      HIGH RIVER LIMITED PARTNERSHIP
         By:  American Property Investors, Inc.  By:  Riverdale L.L.C.
         Its:   General Partner                  Its:   General Partner

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         By:                                     By:
         Its:                                    Its: